FEDERAL INSURANCE COMPANY
Endorsement No.:	8
Bond Number:	81381508
NAME OF ASSURED: STERLING CAPITAL FUNDS
     DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 7 in its entirety.
This Endorsement applies to loss discovered after 12:01 a.m. on February 1, 2011.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: March 11, 2011

By
ICAP Bond
Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY
Endorsement No:	9
Bond Number:	81381508
NAME OF ASSURED: STERLING CAPITAL FUNDS
     AMEND NAME OF ASSURED ENDORSEMENT
It is agreed that NAME OF ASSURED of the DECLARATIONS for this Bond is amended to include the following:
STOCK FUNDS
STERLING CAPITAL SELECT EQUITY FUND
(FORMERLY BB&T SELECT EQUITY FUND)
STERLING CAPITAL MID VALUE FUND
(FORMERLY BB&T MID CAP VALUE FUND)
STERLING CAPITAL SMALL VALUE FUND
(FORMERLY STERLING CAPITAL SMALL CAP VALUE FUND)
STERLING CAPITAL INTERNATIONAL FUND
(FORMERLY BB&T INTERNATIONAL EQUITY FUND)
STERLING CAPITAL SPECIAL OPPORTUNITIES FUND
(FORMERLY BB&T SPECIAL EQUITY OPPORTUNITIES FUND)
STERLING CAPITAL EQUITY INCOME FUND
(FORMERLY BB&T EQUITY INCOME FUND)
BOND FUNDS
TAXABLE BOND FUNDS
STERLING CAPITAL SHORT-TERM BOND FUND
(FORMERLY BB&T SHORT U.S. GOVERNMENT FUND)
STERLING CAPITAL INTERMEDIATE U.S. GOVERNMENT FUND
(FORMERLY BB&T INTERMEDIATE U.S. GOVERNMENT FUND)
STERLING CAPITAL TOTAL RETURN BOND FUND

ICAP Bond
Form 17-02-6272 (Ed. 8-04)	Page 1

(FORMERLY BB&T TOTAL RETURN BOND FUND)
TAX-FREE BOND FUNDS
STERLING CAPITAL KENTUCKY INTERMEDIATE TAX-FREE FUND
(FORMERLY BB&T KENTUCKY INTERMEDIATE TAX-FREE FUND)
STERLING CAPITAL MARYLAND INTERMEDIATE TAX-FREE FUND
(FORMERLY BB&T MARYLAND INTERMEDIATE TAX- FREE FUND)
STERLING CAPITAL NORTH CAROLINA INTERMEDIATE TAX-FREE FUND
(FORMERLY BB&T NORTH CAROLINA INTERMEDIATE TAX-FREE FUND)
STERLING CAPITAL SOUTH CAROLINA INTERMEDIATE TAX-FREE FUND
(FORMERLY BB&T SOUTH CAROLINA INTERMEDIATE TAX-FREE FUND)
STERLING CAPITAL VIRGINIA INTERMEDIATE TAX-FREE FUND
(FORMERLY BB&T VIRGINIA INTERMEDIATE TAX-FREE FUND)
STERLING CAPITAL WEST VIRGINIA INTERMEDIATE TAX-FREE FUND
(FORMERLY BB&T WEST VIRGINIA INTERMEDIATE TAX-FREE FUND)
MONEY MARKET FUNDS
STERLING CAPITAL NATIONAL TAX-FREE MONEY MARKET FUND
(FORMERLY BB&T NATIONAL TAX-FREE MONEY MARKET FUND)
STERLING CAPITAL PRIME MONEY MARKET FUND
(FORMERLY BB&T PRIME MONEY MARKET FUND)
STERLING CAPITAL U.S. TREASURY MONEY MARKET FUND
(FORMERLY BB&T U.S. TREASURY MONEY MARKET FUND)
FUNDS OF FUNDS
STERLING CAPITAL STRATEGIC ALLOCATION CONSERVATIVE FUND
(FORMERLY BB&T CAPITAL MANAGER CONSERVATIVE GROWTH FUND)
STERLING CAPITAL STRATEGIC ALLOCATION BALANCED FUND
(FORMERLY BB&T CAPITAL MANAGER MODERATE GROWTH FUND)
STERLING CAPITAL STRATEGIC ALLOCATION GROWTH FUND

ICAP Bond
Form 17-02-6272 (Ed. 8-04)	Page 2

(FORMERLY BB&T CAPITAL MANAGER GROWTH FUND)
STERLING CAPITAL STRATEGIC ALLOCATION EQUITY FUND
(FORMERLY BB&T CAPITAL MANAGER EQUITY FUND)
STERLING CAPITAL EQUITY INDEX FUND
(FORMERLY BB&T EQUITY INDEX FUND
BB&T SELECT EQUITY VARIABLE INSURANCE FUND
BB&T CAPITAL MANAGER EQUITY VARIABLE INSURANCE FUND
BB&T SPECIAL OPPORTUNITIES EQUITY VARIABLE INSURANCE FUND
BB&T TOTAL RETURN BOND VARIABLE INSURANCE FUND
This Endorsement applies to loss discovered after 12:01 a.m. on February 1, 2011.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: March 11, 2011
By

ICAP Bond
Form 17-02-6272 (Ed. 8-04)	Page 3